Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the Prospectus constituting a part of this Pre-Effective Amendment No. 1 to Registration Statement on Form S-1/A (No. 333-205782), of our report dated June 29, 2015 (which report expresses an unqualified opinion and includes an emphasis of matter paragraph concerning the ability of VistaGen Therapeutics, Inc. to continue as a going concern) relating to the consolidated financial statements of VistaGen Therapeutics, Inc. as of and for the fiscal years ended March 31, 2015 and 2014, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California
August 25, 2015